Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Idenix Pharmaceuticals, Inc.
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS REPORTS THIRD QUARTER
AND NINE MONTH FINANCIAL RESULTS
Cambridge, MA — November 3, 2005 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, today reported unaudited financial results for the third quarter and nine months ended September 30, 2005.
For the third quarter ended September 30, 2005, Idenix reported total revenues of $15.6 million, compared with total revenues of $17.2 million in the third quarter of 2004. Total revenues include reimbursement by Novartis of expenses incurred by Idenix in connection with the development of telbivudine and valtorcitabine, Idenix’s product candidates for the treatment of hepatitis B, and amortization of the up-front fees paid to Idenix in May 2003 when Novartis licensed Idenix’s hepatitis B product candidates. Idenix reported a net loss of $13.7 million, or a loss of $0.28 per diluted share for the third quarter ended September 30, 2005, compared to a net loss of $7.4 million, or a loss of $0.17 per diluted share for the third quarter ended September 30, 2004.
For the nine months ended September 30, 2005, Idenix reported total revenues of $46.6 million, compared with total revenues of $76.6 million for the nine months ended September 30, 2004. The company reported a net loss of $36.4 million, or a loss of $0.76 per diluted share for the nine months ended September 30, 2005, compared with net income of $7.7 million, or $0.19 per diluted share for the nine months ended September 30, 2004. Total revenues in the 2004 period included a $25 million milestone payment received from Novartis related to valopicitabine, or NM283, Idenix’s product candidate for the treatment of hepatitis C. The company’s profitability for the nine months ended September 30, 2004 was attributable to the recognition of this $25 million milestone payment.
At September 30, 2005, Idenix’s cash, cash equivalents and marketable securities totaled $114.9 million.
Business Highlights
“The last four months have been very productive for Idenix,” said Jean-Pierre Sommadossi, chairman and chief executive officer of Idenix. “We reported positive data from both our hepatitis B and hepatitis C programs and completed a successful follow-on offering.”
The following accomplishments were realized by Idenix over the last four months:
•	The company reported data from the phase III GLOBE study of telbivudine. After 1 year of treatment, the data indicate that telbivudine when compared to lamivudine, showed statistically significantly greater efficacy on all virologic endpoints evaluated in this study in both HBeAg-positive and HBeAg-negative patients. Telbivudine met superiority criteria for the primary clinical efficacy endpoint of therapeutic response in HBeAg-positive patients and met non-inferiority criteria on the therapeutic response endpoint in HBeAg-negative patients. Both treatments were well tolerated; however, patients treated with telbivudine showed significantly

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less resistance and fewer ALT flares as compared to lamivudine. Transient creatine kinase (CK) elevations, not requiring treatment modification, were more common with telbivudine as compared to lamivudine. In the GLOBE study, the most frequently reported adverse events, regardless of attributability to study treatment, were upper respiratory infection and fatigue, which were equally common for telbivudine and lamivudine.

•	The company also reported positive interim data from the phase IIb clinical trial of valopicitabine in treatment-refractory patients. This clinical trial is a head-to-head study comparing the combination of valopicitabine and Pegasys® to ribavirin and Pegasys® in hepatitis C genotype-1 patients who have previously failed at least 3 months of treatment with pegylated interferon plus ribavirin, the current standard therapy. The data at week 4 and week 12 of treatment indicate that patients treated with valopicitabine combined with Pegasys® showed statistically significant improvements in suppression of HCV replication and in rates of early virologic response as compared to patients retreated with Pegasys® and ribavirin. Early virologic response is defined as reduction of at least 2 log10, or greater than 99%, from the baseline levels of HCV RNA in a patient’s blood. In this trial, valopicitabine has demonstrated satisfactory safety and tolerance overall, to date. A low percentage of patients have discontinued due to adverse events. Two discontinuations due to serious adverse events were considered attributable to study treatment (anemia and dehydration) and both resolved. To date, there is no predominant treatment-limiting adverse event or laboratory abnormality.

•	In October 2005, the company completed an underwritten public offering and sold 7,278,020 shares of its common stock at a price of $20.61 per share, including 3,939,131 shares to Novartis Pharma AG, resulting in net proceeds to the company of approximately $145.5 million. Following the offering, Novartis owns approximately 56% of Idenix’s outstanding common stock.
“We anticipate the high level of activity at Idenix to continue through year-end, with five presentations of currently available data scheduled at the annual meeting of the American Association of the Study of Liver Diseases in November, the anticipated submission of a new drug application with the U.S. Food and Drug Administration, or FDA, for telbivudine in December, and a scheduled end of phase IIb meeting with the FDA in late November for valopicitabine,” Sommadossi continued. “The results of the end of phase IIb meeting with the FDA will help define our plans for a phase III registration trial of valopicitabine in treatment-refractory, genotype-1 hepatitis C patients, which we currently anticipate beginning by the end of the first quarter of 2006.”
2005 Expectations
Based on the expected timing and cost of current and anticipated clinical trials and the planned growth of Idenix’s commercial operations, the company currently expects its net use of cash to be between $65 million and $73 million in 2005, which would result in 2005 year-end cash, cash equivalents and marketable securities of between $229 million and $237 million, including the net proceeds of approximately $145.5 million from the recently completed public offering.
Conference Call Information
Idenix will hold a conference call today at 4:30 p.m. Eastern time. To access the call please dial 800-774-5358 US/Canada or 706-643-0743 International and enter passcode 1725059 or to listen to a live webcast of the call, go to “Events” in the Idenix Investor Center at www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection. An archived webcast will be available on the Idenix website for two weeks after the call. A replay of the call will also be available from 8:00 p.m. ET on November 3, 2005, until 8:00 p.m. ET on November 17, 2005. To access the replay, please dial 800-642-1687 or 706-645-9291 (international), and provide the passcode 1725059.

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About Idenix
Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX) is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts. The company also has drug discovery and development operations in Montpellier, France and drug discovery operations in Cagliari, Italy. For further information about Idenix, please refer to http://www.idenix.com.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “plan to,” “expects,” or similar expressions or by express or implied discussions regarding potential therapeutic benefits and successful development and regulatory approval of telbivudine, valopicitabine and the company’s other product candidates. Such forward-looking statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. These risks and uncertainties relate to the results of clinical trials and other studies with respect to telbivudine, valopicitabine and the other product candidates that the company has under development; the timing and success of submission, acceptance and approval of regulatory filings; the company’s dependence on its collaboration with Novartis Pharma AG; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for telbivudine, valopicitabine, its other product candidates and its discoveries. These and other risks are described in greater detail in Exhibit 99.2 to the company’s current report on Form 8-K filed on October 25, 2005 with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.
Pegasys® is a registered trademark of Hoffmann-La Roche.

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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In thousands, except per share data)
	(Unaudited)
Revenues:
License fees and collaborative research and development — related party	$15,506	$17,052	$46,315	$76,371
Government research grants	124	127	300	259

Total revenues	15,630	17,179	46,615	76,630
Operating expenses:
Research and development	21,488	19,048	63,141	55,142
General and administrative	4,800	4,205	14,744	10,942
Sales and marketing	4,222	1,840	8,055	3,653

Total operating expenses	30,510	25,093	85,940	69,737

(Loss) income from operations	(14,880)	(7,914)	(39,325)	6,893
Investment income, net	717	521	2,339	665
Other (expense) income	(2)	1	(4)	(1)

(Loss) income before income taxes	(14,165)	(7,392)	(36,990)	7,557
Income tax benefit	467	39	593	153

Net (loss) income	$(13,698)	$(7,353)	$(36,397)	$7,710

Net (loss) income per share:
Basic	($0.28)	($0.17)	($0.76)	$0.20

Diluted	($0.28)	($0.17)	($0.76)	$0.19

Shares used in calculation of net loss (income) per share:
Basic	48,220	44,520	48,100	39,190

Diluted	48,220	44,520	48,100	41,361

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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(In thousands)
	(Unaudited)
ASSETS
Cash and cash equivalents	$41,807	$42,083
Restricted cash	411	—
Marketable securities	61,042	38,429
Accounts receivable, related party	16,660	16,243
Other current assets	4,166	3,231

Total current assets	124,086	99,986
Property and equipment, net	9,793	6,805
Marketable securities, net of current portion	12,001	76,754
Other assets	4,724	3,573

Total assets	$150,604	$187,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,574	$19,919
Deferred revenue, related party	8,683	9,695
Other current liabilities	406	249

Total current liabilities	31,663	29,863
Long-term obligations	8,937	9,418
Deferred revenue, related party, net of current position	28,219	38,779

Total liabilities	68,819	78,060
Stockholders’ equity	81,785	109,058

Total liabilities and stockholders’ equity	$150,604	$187,118

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